Exhibit 99.2

WAIVER TO AGREEMENT AND PLAN OF MERGER

This WAIVER TO AGREEMENT AND PLAN OF MERGER (this “Waiver”), dated June 12, 2012, is made by and among The Talbots, Inc., a Delaware corporation (the “Company”), TLB Holdings LLC, a Delaware limited liability company (“Parent”), and TLB Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”) and waives certain provisions (as set forth herein) of that certain Agreement and Plan of Merger, dated May 30, 2012 (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), by and among the Company, Parent and Sub. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, the parties hereto have agreed to extend the time under Section 1.01(a) of the Merger Agreement by which the Offer is to be commenced pursuant to the Merger Agreement as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Extension of Commencement of the Offer under Section 1.01(a) of the Merger Agreement. The parties hereto acknowledge and agree that the reference in the first parenthetical in the first sentence of Section 1.01(a) of the Merger Agreement that the Offer be commenced thereunder within 10 Business Days after the date of the Merger Agreement is hereby extended to 12 Business Days after the date of the Merger Agreement.

2. Counterparts; Effectiveness. Except as otherwise expressly provided herein, the terms, provisions and conditions of the Merger Agreement shall remain unchanged and the Merger Agreement shall be construed in a manner consistent with this Waiver. This Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Waiver shall become effective upon the execution of a counterpart hereof by each of the parties hereto, and written or telephonic notification of such execution and authorization of delivery thereof has been received by each party hereto.

*                *                 *                *                 *

IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be executed by their respective officers hereunto duly authorized as of the day and year first written above.

TLB HOLDINGS LLC

By:	/s/ Stefan Kaluzny
Name: Title:	Stefan Kaluzny CEO and President

TLB MERGER SUB INC.

By:	/s/ Stefan Kaluzny
Name: Title:	Stefan Kaluzny CEO and President

THE TALBOTS, INC.

By:	/s/ Richard T. O’Connell, Jr.
Name: Title:	Richard T. O’Connell, Jr. Executive Vice President